CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Global Funds, Inc., formerly known as T. Rowe Price Institutional International Funds, Inc., of our reports dated February 17, 2021, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional Emerging Markets Bond Fund’s (one of the funds constituting T. Rowe Price Global Funds, Inc. formally known as T. Rowe Price Institutional International Funds, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021